Exhibit 10.16

EXECUTION COPY

SERVICING AGREEMENT

dated

23 OCTOBER 2015

between

ING LUXEMBOURG S.A.

as Purchaser, Transaction Administrator or Beneficiary

MAUSER-WERKE GMBH

NCG BUCHTENKIRCHEN GMBH

MAUSER BENELUX B.V.

MAUSER UK LIMITED

MAUSER FRANCE S.A.S.

MAUSER ITALIA S.P.A.

MAUSER CANADA LTD.

MAUSER USA, LLC

MAUSER USA FINANCE, LLC

NATIONAL CONTAINER GROUP, LLC

NATIONAL CONTAINER GROUP FINANCE, LLC

as Servicers and Originators

and

MAUSER-WERKE GMBH

as Master Servicer

Baker & McKenzie

Partnerschaft von Rechtsanwälten,

Wirtschaftsprüfern und Steuerberatern mbB

Bethmannstraße 50-54

60311 Frankfurt/Main

Germany

Servicing Agreement (Mauser)

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TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	4

2.	APPOINTMENT OF SERVICERS	6

3.	THE SERVICES	6

4.	COLLECTIONS AND THE ACCOUNTS	9

5.	COSTS, EXPENSES AND REMUNERATION	10

6.	COVENANTS OF THE SERVICERS	11

7.	REPRESENTATIONS AND WARRANTIES OF THE US COMPANIES	12

8.	TERMINATION	12

9.	INDEMNITY	13

10.	LIMITED RECOURSE	14

11.	COMMUNICATIONS	14

12.	SET-OFF RIGHT FOR ING LUXEMBOURG S.A	14

13.	ABSENCE OF REVOCATION	15

14.	ASSIGNMENT	15

15.	CONFIDENTIALITY	15

16.	AMENDMENTS	15

17.	SEVERABILITY	15

18.	COUNTERPARTS	15

19.	ELECTION OF DOMICILE (WOONSTKEUZE / ÉLECTION DE DOMICILE)	15

20.	APPLICABLE LAW	16

SCHEDULE 1 [Reserved]		17

SCHEDULE 2 Template Report		18

SCHEDULE 3 Form of Special Power of Attorney		21

SIGNATURES		27

Servicing Agreement (Mauser)

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SERVICING AGREEMENT

This servicing agreement (the “Agreement”) is dated 23 October 2015 and entered into between

1.	MAUSER-WERKE GMBH, a German limited liability company (Gesellschaft mit beschränkter Haftung) having its office at Schildgesstraße 71-163, 50321 Brühl, Federal Republic of Germany, registered with the commercial register (Handelsregister) at the Local Court (Amtsgericht) of Cologne under registration number HRB 58469 (the “German Originator 1”, “Master Servicer” and “German Servicer 1”);

2.	NCG BUCHTENKIRCHEN GMBH, a German limited liability company (Gesellschaft mit beschränkter Haftung) having its office at Schildgesstraße 71-163, 50321 Brühl, Federal Republic of Germany, registered with the commercial register (Handelsregister) at the Local Court (Amtsgericht) of Cologne under registration number HRB 69927 (the “German Originator 2” and “German Servicer 2” and together with the German Originator 1, the Master Servicer and the German Servicer 1 referred to as the “German Originators” and the “German Servicers”);

3.	MAUSER BENELUX B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) having its office at Souvereinstraat 1, 4903RH Oosterhout, The Netherlands, registered with the trade register of the Chamber of Commerce (Kamer van Koophandel) under registration number 20043110 (the “Dutch Originator” and the “Dutch Servicer”);

4.	MAUSER UK LIMITED, a company incorporated under the laws of England and Wales with company number 05798825 and having its registered office at 100 New Bridge Street, London, EC4V 6JA, England (the “English Originator” and the “English Servicer”);

5.	MAUSER FRANCE S.A.S., a limited liability company (société par actions simplifiée) organised and existing under French law, having its registered office at 100 Rue Louis Blanc, 60160 Montataire, France and registered with the Registre du Commerce et des Sociétés of Compiègne under number 451 764 070 (the “French Originator” and the “French Servicer”);

6.	MAUSER ITALIA S.P.A., a joint stock company (società per azioni) incorporated under the laws of Italy and registered with the commercial register (registro delle imprese) under registration number and tax code 04159500968, having its office at Via Lazio 16, 20056 Grezzago (MI), Italy (the “Italian Originator” and the “Italian Servicer”);

7.	MAUSER CANADA LTD., a Canadian limited liability company incorporated in the Province of New Brunswick having its registered office at Brunswick House, 44 Chipman Hill Suite 1000, Saint John NB, E2L 4S6, Canada (the “Canadian Originator” and the “Canadian Servicer”);

8.	MAUSER USA, LLC, a limited liability company incorporated under the laws of Delaware (United States of America) having its registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808 and having its principal office at 35-C Cotters Lane, East Brunswick, New Jersey 08816 (the “US Servicer 1”);

9.	NATIONAL CONTAINER GROUP, LLC, a limited liability company incorporated under the laws of Delaware (United States of America) having its registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808 and having its principal office at 3620 W 38th St, Chicago, Illinois 60632 (the “US Servicer 2” and together with the US Servicer 1 the “US Servicers”);

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10.	MAUSER USA FINANCE, LLC, a limited liability company incorporated under the laws of Delaware (United States of America) having its registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (the “US Originator 1”);

11.	NATIONAL CONTAINER GROUP FINANCE LLC, a limited liability company incorporated under the laws of Delaware (United States of America) having its registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (the “US Originator 2” and together with the US Originator 1 the “US Originators”), the entities listed under 1. through 11. together the “Originators” or the “Servicers”, as applicable; and

12.	ING LUXEMBOURG S.A., a company incorporated under the laws of the Grand Duchy of Luxembourg as a société anonyme, with its registered office at 52, Route d’Esch, L-2965 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B-6.041 (the “Purchaser”, “Transaction Administrator” and the “Beneficiary”, which terms where the context permits shall include its successors and permitted assigns), the entities listed under 1. through 12. together the “Parties” and each a “Party”.

Recitals

A.	The Originators and the Purchaser have agreed, upon the terms and subject to the conditions of a receivables purchase agreement entered into on the date hereof between, inter alia, the Purchaser, the Originators, the Servicers and the Transaction Administrator (the “Receivables Purchase Agreement”), that the Originators will, as applicable, on a daily or monthly basis (with the exception of French Receivables which will be only sold on a monthly basis) (as from the First Purchase Date) sell and assign Eligible Receivables for Purchase to the Purchaser.

B.	The Servicers are willing to act for the Purchaser as servicers and to perform certain servicing and collection services in relation to the Purchased Receivables acquired by the Purchaser from the Originators upon the terms and subject to the conditions contained in this Agreement.

C.	The Servicers are willing to act for the Beneficiary in the performance of certain services in relation to the Credit Insurance Contracts upon the terms and subject to the conditions contained in this Agreement.

It is agreed as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless otherwise defined herein or the context otherwise requires, capitalised terms defined in the Receivables Purchase Agreement used in this Agreement shall have the meanings assigned thereto in the Receivables Purchase Agreement. In addition, the following terms shall apply:

“Backup Servicer” means the person(s) appointed in accordance with Clause 8.2;

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“Backup Servicing Fee” means the fee for services performed by the Backup Servicer following activation (i.e. as of the time the Backup Servicer assumes the servicing tasks of the Servicers) and which is payable on each Settlement Date to the person(s) appointed in accordance with Clause 8.2;

“Record” means, in respect of any Receivable, all contracts, correspondence, notes of dealings and other documents, books, books of account, registers, records and other information (including, without limitation, computer programmes, tapes, discs, punch cards, data processing software and related property and rights) maintained (and recreated in the event of destruction of the originals thereof) with respect to such Receivable and the related Obligor;

“Serviced Receivables” means the Purchased Receivables acquired by the Purchaser from the Originators;

“Services” means the services to be provided by the Servicers hereunder;

“Servicing Fee” shall have the meaning ascribed in Clause 5.2; and

“Servicing Termination Event” has the meaning given to such term in Clause 8.1.

1.2	Interpretation

Unless stated to the contrary or the context requires otherwise, in the Agreement:

(a)	a reference in the Agreement (including its preamble and its schedules) to a “Clause” or a “Schedule” is a reference to a clause or a schedule to the Agreement;

(b)	any reference to the Agreement shall include its preamble and schedules;

(c)	the index and the headings in the Agreement are for convenience or reference only and shall not be used in construing the Agreement;

(d)	words appearing in the Agreement in a language other than English shall have the meaning ascribed to them under the law of the corresponding jurisdiction and such meaning shall prevail over their translation into English, if any;

(e)	reference to a person covers its assignee, transferee, successors;

(f)	reference to a document means this document, as modified, replaced by novation or complemented;

(g)	reference to a provision of law shall mean such provision, as amended or re-enacted from time to time;

(h)	any reference in the Agreement to a time of day (unless explicitly specified otherwise) shall be construed as a reference to time in Brussels; and

(i)	in case of a conflict between the provisions of the Receivables Purchase Agreement and the provisions of this Agreement, the provisions of the Receivables Purchase Agreement shall prevail.

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2.	APPOINTMENT OF SERVICERS

2.1	Servicing of Serviced Receivables

Subject to Clause 3, the Purchaser hereby appoints the Servicers and, in respect of the Italian Servicer, also as its mandatario con rappresentanza, to service, collect, monitor and administer all Serviced Receivables and perform all related functions thereto in the name and on behalf of the Purchaser on the terms and subject to the conditions of this Agreement until termination pursuant to Clause 8.1, and the Servicers hereby accept such appointment by the Purchaser.

2.2	Servicing of Credit Insurance Contracts

(a)	The Beneficiary hereby appoints the Servicers and, in respect of the Italian Servicer, also as its mandatario con rappresentanza, to be the servicers in its name and on its behalf to service, collect, monitor and administer all insurance claims under the Credit Insurance Contracts which the Beneficiary would be entitled to make under any Credit Insurance Contract and perform all related functions in the same manner and with the same care as it services, collects, monitors and administers its own insurance claims under the Credit Insurance Contracts and the Servicers hereby accept such appointment by the Beneficiary on the terms and subject to the conditions of this Agreement.

(b)	Notwithstanding the provisions of Clause 5.2, the Beneficiary and the Servicers agree that the insurance premium and all costs and expenses relating to the Credit Insurance Contracts shall be borne by the Beneficiary.

2.3	General duties of the Servicers

(a)	During the continuance of their appointment hereunder, the Servicers shall, subject to the terms and conditions of this Agreement and the Credit Insurance Contracts have the full power, authority and right to do or cause to be done any and all things which the Servicers reasonably consider necessary, convenient or incidental to the administration of the Serviced Receivables or the exercise of the rights, powers, duties and discretions referred to in Clauses 2.1 and 2.2 and the performance of their other duties and obligations under this Agreement and the Credit Insurance Contracts.

(b)	Notwithstanding anything in this Agreement, the Servicers shall not perform any act or omission which might reasonably be expected to prejudice the Purchaser’s or the Beneficiary’s rights under or in respect of a Credit Insurance Contract or the Receivables Purchase Agreement and shall take any and all reasonable steps required to be taken by them under any Credit Insurance Contract or the Receivables Purchase Agreement to ensure that the Beneficiary’s or the Purchaser’s rights in respect of such Credit Insurance Contract or the Receivables Purchase Agreement are not prejudiced.

3.	THE SERVICES

3.1	Without prejudice to the generality of Clause 2 and to the duties contained in the Receivables Purchase Agreement, the duties of the Servicers shall include the provision of the Services and the specific duties set out in this Agreement.

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3.2	The Servicers shall:

(a)	manage the Serviced Receivables and the Credit Insurance Contracts as prudent servicers in accordance with the Credit and Collection Policies and with the same care as if they were the owner of the Serviced Receivables and/or the insured claims under the Credit Insurance Contracts, except where such action would cause the Servicers to be in breach of the terms and conditions of the Credit Insurance Contracts; any material change by the Servicers in such Credit and Collection Policies shall be submitted to the Purchaser for approval which cannot be unreasonably be withheld;

(b)	administer the Associated Rights linked to the Serviced Receivables and the Credit Insurance Contracts;

(c)	take all actions necessary (i) to preserve the Beneficiary’s rights under the Credit Insurance Contracts and (ii) to ensure that any loss incurred in respect of Serviced Receivables towards Obligors is indemnified by the concerned Credit Insurance Company in accordance with the terms of the Credit Insurance Contract;

(d)	subject to Clause 6.1, without prejudice to the terms and conditions of the Credit Insurance Contracts, endeavour at their own expense to recover amounts due from Obligors in accordance with the Credit and Collection Policies and in particular (but without prejudice to the generality of the foregoing) exercise all enforcement measures concerning amounts due from Obligors in accordance with the Credit and Collection Policies. For this purpose, the Servicers are authorised, to the extent permitted by any applicable law, to sue Obligors in any court or in any competent jurisdiction or, if applicable, before any agreed arbitration panel for the account of the Purchaser and the Purchaser shall where necessary assist the Servicers in exercising all rights and remedies in connection with the relevant Serviced Receivables. In Germany, the Servicers may sue Obligors in the Servicers’ own name and for the benefit of the Purchaser (gewillkürte Prozeßstandschaft), the Purchaser being obliged where necessary to assist the Servicers in exercising all rights and remedies under and in connection with the relevant Serviced Receivables and, for these purposes, the Servicers are released from the restrictions set forth in Section 181 of the German Civil Code (Bürgerliches Gesetzbuch);

(e)	subject to Clause 6.1, endeavour at their own expense to recover amounts due from the Credit Insurance Companies under Credit Insurance Contracts and exercise all reasonable and useful enforcement measures with credible chances of success concerning amounts due from any such Credit Insurance Company;

(f)	deliver by email or by fax to the Transaction Administrator: (i) not later than 10 a.m. Brussels time on each Transmission Date, the Template Report in the form of Schedule 2; (ii) not later than 10 a.m. Brussels time on each Transmission Date, the list of invoices representing all the Purchased Receivables purchased during the immediately preceding Calculation Period together with the detailed and the ageing list of all Purchased Receivables outstanding at the last day of the immediately preceding Calculation Period; and (iii) not later than 10 a.m. Brussels time on each Collection Transfer Date, a weekly report so that the Transaction Administrator can make the calculations in accordance with Clause 12.3 of the Receivables Purchase Agreement;

(g)	(i) ensure that each Serviced Receivable can at all times be identified as such in the books of the Originators, and (ii) keep for account of the Purchaser any documents

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evidencing the Serviced Receivables separate from all other documents relating to other receivables, all with the same care as if the Serviced Receivables had remained in the ownership of the Originators;

(h)	without prejudice to the terms and conditions of the Credit Insurance Contracts, comply with any reasonable management directives issued by the Purchaser with respect to the collection and recovery of the Serviced Receivables;

(i)	allow the Purchaser and the Transaction Administrator to examine all Records and other documents evidencing the Serviced Receivables in accordance with the provisions of the Receivables Purchase Agreement;

(j)	notify the Purchaser as soon as they become aware that any Credit Insurance Company refuses to pay an insurance indemnity which is due by such Credit Insurance Company under the Credit Insurance Contracts;

(k)	provide to the Transaction Administrator and the Purchaser upon its first request any information available to the Servicers relating to the amounts of the subheadings of the Current Accounts as referred to in Clause 11 of the Receivables Purchase Agreement;

(1)	provide the Purchaser and the Transaction Administrator with all information and reports necessary for the calculation of the amounts to be entered in the Current Accounts and shown in Clause 11 of the Receivables Purchase Agreement with the caption “information supplied by the Master Servicer” and such other information as the Purchaser and/or the Transaction Administrator may reasonably require to perform any calculations in respect of the Current Accounts or as referred to in Clause 12 of the Receivables Purchase Agreement;

(m)	notify the Transaction Administrator if any of the Obligors whose Receivables have been assigned to the Purchaser is subject to an Insolvency event, as soon as they become aware of the occurrence thereof. In such a case, the Servicers will prepare the statement of Outstanding Nominal Value of Receivables due by such Obligor to the Originators and send it, if appointed, to the trustee in bankruptcy, liquidator or similar officer in the name and for the account of the Purchaser, and a copy thereof to the latter and the Transaction Administrator and make all necessary filings as required under applicable insolvency law;

(n)	without prejudice to Clause 5.6 of the Receivables Purchase Agreement, take the necessary actions to recover the value added tax and to pay it to the Purchaser if and when it is conclusively recovered in case of partial or total loss of one of the Serviced Receivables;

(o)	keep records for all taxation purposes, including for the purposes of value added tax;

(p)	hold all Records relating to the Serviced Receivables in their possession to the order and the benefit of the Purchaser;

(q)	assist the Purchaser’s auditors and provide information to them upon request with respect to matters relating to this Program;

(r)	assist the Purchaser in exercising all rights and remedies under and in connection with the Credit Insurance Contracts and take without any delay any reasonable measures required in that respect by the Purchaser;

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(s)	(i) immediately upon termination of the servicing mandate of the Servicers in accordance with the provisions of this Agreement, supply the Beneficiary and the Transaction Administrator with all Records, to the extent received by it, or any other information to allow the Beneficiary to file a claim under any Credit Insurance Contract and to assist the Beneficiary in exercising all rights and remedies under and in connection with the Credit Insurance Contracts or cause the Originators to provide such Records or information; (ii) procure that the Beneficiary and the Transaction Administrator shall be given access to the information referred to under (i) above; and (iii) procure that the Beneficiary and the Transaction Administrator shall be copied on all correspondence with the Credit Insurance Companies; and

(t)	(i) immediately upon termination of the servicing mandate of the Servicers in accordance with the provisions of this Agreement, supply the Purchaser and the Transaction Administrator upon request with all documents needed for the recovery of an unpaid Serviced Receivable or all documents from Obligors certifying the existence and the amount of the Serviced Receivables; and (ii) procure that the Purchaser and the Transaction Administrator shall be given access to the information referred to under (i) above.

3.3	With the exception of sub-contracting or delegation to any other Servicer, the Servicers shall not sub-contract or delegate the performance of any of their obligations under this Agreement without the prior written approval of the Purchaser and, as the case may be, the Beneficiary (save for any sub-contracting or delegation to a person or entity within the Servicer’s Group), such approval not to be unreasonably withheld; the Servicers shall however be entitled (and required) to avail themselves of duly licensed parties if required in compliance with the obligations to this effect included in this Agreement in connection with the performance of the Services hereunder.

3.4	The Servicers shall, where their obligations hereunder have been sub-contracted in accordance with Clause 3.3 above, remain fully liable to the Purchaser and/or the Beneficiary to the same extent and under the same terms as if the Servicers themselves were servicing the Serviced Receivables and/or the rights of the Beneficiary under any Credit Insurance Contract.

3.5	Notwithstanding any other provision of this Agreement, the Servicers shall perform and conduct all financial transfers and payment related services in connection with the Services performed under this Agreement, only by instructing and through the intermediation of a duly authorised bank or financial intermediary in the jurisdiction where such services are to be performed.

3.6	For the purpose of carrying out the services and activities set out in Clause 2 and Clause 3 above in respect of the Italian Serviced Receivables, upon execution of this Agreement, the Purchaser shall grant to the Italian Servicer a notarized (and apostilled, if necessary) special power of attorney substantially in the form of Schedule 3 hereto.

4.	COLLECTIONS AND THE ACCOUNTS

4.1

The Servicers agree with the Purchaser that they shall (i) direct all Obligors to pay any amount due in relation to any Serviced Receivables directly into their Dedicated Collection Account(s) held with their relevant Dedicated Collection Account Bank as identified to the Purchaser and the Transaction Administrator; (ii) instruct any Obligor of Receivables other than Serviced Receivables to stop payments of such Receivables into the Dedicated Collection Accounts; (iii) that the aggregate amount of the Collections paid by the Debtors into the Dedicated Collection Accounts shall be at least (a) 70% of the aggregate nominal amount of Serviced

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Receivables outstanding on the Business Day falling three months after the signing date, (b) 90 % of the aggregate nominal amount of Serviced Receivables outstanding on the Business Day falling four months after the signing date and that they shall use commercially reasonable efforts that (c) 100% of the aggregate nominal amount of Serviced Receivables outstanding on the Business Day falling five months after the signing date, as calculated from time to time by the Transaction Administrator based on information provided in good faith by the Manager, acting in the name and on behalf of the Originators and/or the Servicers. For the avoidance of doubt, the obligations under this Clause 4.1 shall not be construed as a guarantee by the Servicers as to the receipt of Collections. Clause 3.3 (c) - (d) of the Receivables Purchase Agreement shall remain unaffected.

4.2	Without prejudice to Clause 4.3, the Servicers will (i) transfer to the Purchaser the Total Collections in accordance with Clause 11 (Payments) of the Receivables Purchase Agreement; and (b) on any Collections Testing Date, transfer to the Purchaser the excess of Collections as determined in accordance with Clause 12.3 of the Receivables Purchase Agreement.

4.3	Upon the occurrence of a Termination Date (or upon the services by the Backup Servicer being activated), the Servicers will pay on each Business Day (or following such other frequency as determined by the Purchaser) to the Purchaser, by transfer to the accounts identified in Clause 12.2(d) of the Receivables Purchase Agreement or such other accounts replacing such accounts as specified by the Purchaser, the amount of the Total Collections received on the immediately preceding Business Day. The Servicers irrevocably authorise each of the Purchaser and Transaction Administrator to instruct to debit their accounts held with the Dedicated Collection Account Bank with the amount of any such payment. The Servicers undertake to fund said accounts in due course with the amounts necessary for the required payment.

5.	COSTS, EXPENSES AND REMUNERATION

5.1	The Servicers undertake that they shall incur, for their own account, any costs, expenses and charges in connection with the collection and enforcement of any Serviced Receivable and/or the Purchaser’s and/or Beneficiary’s rights and remedies in relation thereto (and/or in relation to any Credit Insurance Contract) and it is agreed that, subject to Clause 5.2 below, the Servicers shall have no recourse or claim for indemnification or payment against the Purchaser and/or the Beneficiary in respect of such costs, expenses and charges.

5.2	The Servicing Fee (EUR), the Servicing Fee (CAD), the Servicing Fee (GBP) and the Servicing Fee (USD) will each amount to 25bps in relation to the relevant Global Portfolio.

The Servicing Fee will cover all the costs and expenses incurred by the Servicers as part of their duties.

If the competent tax authorities levy a new tax or increased tax on the Servicing Fee, the Originators and the Purchaser will negotiate with a view to reinstate the balance between the Parties’ reasonable interests and to make the transaction as cost efficient as possible.

5.3	In case the Servicers default under their obligations under this Agreement in relation to the Credit Insurance Contracts, the Servicers shall compensate the Beneficiary for any cost incurred by the Beneficiary for the exercise and enforcement of its rights and remedies under and in connection with the Credit Insurance Contracts and for the preservation of its rights under the Credit Insurance Contracts.

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6.	COVENANTS OF THE SERVICERS

6.1	General Covenants

The Servicers hereby covenant with the Purchaser that they will:

(a)	ensure that the procedures that are applied by the Servicers in connection with the collection of the Serviced Receivables and the management of the Serviced Receivables are the same as those applied by the Servicers in connection with receivables beneficially owned by the Originators and as set out in the Credit and Collection Policies;

(b)	obtain and keep at all time in force all licences, approvals, authorisations and consents which are necessary or desirable in connection with the performance of the Services or avail themselves of duly licensed parties if required in connection with the performance of such Services;

(c)	comply with all material legal requirements in relation to all Serviced Receivables and the Credit Insurance Contracts;

(d)	[reserved]

(e)	[reserved]

(f)	not, without the prior consent of the Purchaser, change the due date of a Serviced Receivable or otherwise extend, amend or otherwise modify the terms of such Serviced Receivable, if such change could result in the Purchaser being considered to be exercising a regulated or licensed activity in the jurisdiction of the relevant Obligor; and

(g)	comply with any reasonable management directives issued by the Purchaser and/or the Transaction Administrator with respect to the recovery of the Serviced Receivables.

6.2	Covenants regarding the Credit Insurance Contracts

During the time this Agreement remains applicable, the Servicers hereby covenant that they will:

(a)	act at all times in the Beneficiary’s interest with respect to the Serviced Receivables;

(b)	obtain and keep in force all licenses, approvals, authorisations and consents which are necessary or reasonably desirable in connection with the performance of the Services in relation to the Credit Insurance Contracts; and

(c)	comply with all material legal requirements in relation to the Credit Insurance Contracts.

6.3	The covenants of the Servicers shall remain in force until this Agreement is terminated, but without prejudice to any right or remedy of the Purchaser arising from any breach of any such covenant prior to the date of termination of this Agreement.

6.4	The Servicers shall have systems in place in relation to the Serviced Receivables that are capable of providing the information to which the Purchaser or the Transaction Administrator are reasonably and properly entitled pursuant to this Agreement and the Receivables Purchase Agreement and they shall use all reasonable endeavours to maintain such systems in working order.

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6.5	In case of activation of the services of the Backup Servicer under the Backup Servicing Agreement, the Servicers shall provide all information available to them in relation to the Serviced Receivables to the Backup Servicer and, in general, provide any assistance allowing the Backup Servicer to assume the servicing obligations in relation to the Serviced Receivables. Furthermore, in case of the conclusion of a new Backup Servicing Agreement, the Servicers shall provide any assistance allowing such new Backup Servicer to set up its backup services.

6.6	Without prejudice to Clause 15.2 (d) of the Receivables Purchase Agreement, the Servicers hereby agree that the Purchaser, the Beneficiary or any Originator’s auditors and/or any other representatives of the Purchaser shall be authorised to conduct at such times (and in accordance with the arrangements) as referred to in Clause 15.2 (d) of the Receivables Purchase Agreement a visit of the premises of the Servicers, in order to:

(a)	inspect and satisfy itself or themselves that the systems are in place, maintained in working order and are capable of providing the information to which it or they are reasonably and properly entitled pursuant to this Agreement or the Receivables Purchase Agreement; and

(b)	examine and make copies of and abstracts from all Records.

6.7	Notwithstanding the foregoing, the Servicers at the request of the Purchaser, shall allow reasonable access during normal business hours to any representative of the Purchaser, the Transaction Administrator, the Beneficiary and allow such representative to perform the duties specified in Clause 6.6 (a) and (b) hereof.

6.8	The Servicers shall comply with any recommendations and/or adaptations made by the auditors and agreed by the Originators, the Purchaser, the Beneficiary and/or the Transaction Administrator.

7.	REPRESENTATIONS AND WARRANTIES OF THE US COMPANIES

Each of the US Companies is deemed to make, with respect to itself, each representation made by the US Originators under Clause 14 of the Receivables Purchase Agreement.

8.	TERMINATION

8.1	The Purchaser may, without prejudice to its other rights, terminate the servicing mandate defined in Clause 2 upon the occurrence of a Termination Event (a “Servicing Termination Event”). The Purchaser or the Transaction Administrator on its behalf may specify in this notice that the termination of the Servicer’s appointment will only be effective upon the appointment of a Backup Servicer in accordance with Clause 8.2.

8.2	Upon the termination of the servicing mandate as provided for in Clause 8.1:

(a)	a backup servicer will be appointed by the Purchaser or the Transaction Administrator on its behalf to act as servicer in connection with the unpaid Serviced Receivables (which will be, in case the Backup Servicing Agreement is in force at such time, the Backup Servicer or the Qualified Servicer (as defined therein) appointed under or in accordance with the Backup Servicing Agreement);

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(b)	advance payments of the GIPP as described in 12.3 of the Receivables Purchase Agreement shall be ceased; and

(c)	the Backup Servicing Fee shall be charged to the Purchaser and deducted from the Total Collections.

The Backup Servicer, upon assuming the servicing activities, shall provide the Originators with adequate evidence of Total Collections on a daily basis (indicating the position on a one day delay basis).

9.	INDEMNITY

9.1	Indemnity to the Servicers

It is acknowledged and agreed between the Servicers, the Originators and the Purchaser that the Servicers shall not be entitled in any capacity to be indemnified out of any Serviced Receivables and ancillary assets or any Total Collections in respect of or to receive from the Purchaser any fees, expenses or other amounts which they are entitled to receive from, or are payable to them by any Party pursuant to this Agreement or any other costs, charges, expenses, liabilities, losses, damages, actions, proceedings claims, judgements, costs or disbursements which may be incurred, suffered or payable by, or imposed or asserted on, the Servicers (in any capacity), in connection with the performance by them of duties and functions under this Agreement or any other action taken by or on behalf of the Purchaser (other than a breach of its obligations hereunder) and that the Purchaser shall not have any liability whatsoever to the Servicers (in any capacity) for any of the foregoing. Unless as set out in and in accordance with the current account mechanics provided for in Clause 11 of the Receivables Purchase Agreement, the Servicers (in any capacity) unconditionally and irrevocably undertake to, and agree that they will not set-off or withhold any amount received against any amount due and payable to them by any of them and that if, the foregoing notwithstanding, they do in fact set-off or withhold any such amount, they will forthwith pay an amount equal to the amount set-off or withheld to the relevant Party.

9.2	Indemnity by the Servicers

Without limiting any other rights which the Transaction Administrator or the Purchaser may have hereunder or under applicable law, the Servicers hereby agree to indemnify the Transaction Administrator, the Purchaser and their successors and assigns, and each of their respective directors, officers, employees, agents and attorneys (all of the foregoing being collectively referred to as “Indemnified Parties”) from and against any and all reasonable damages, losses, claims, taxes, liabilities and related costs and expenses, including reasonable attorneys’ fees (which attorneys may be employees of the Transaction Administrator or the Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or resulting from any breach, non-performance or non-punctual performance of, or faults committed to, the role, functions, tasks and obligations of the Servicers under this Agreement.

The Servicers shall under the above paragraph not be liable to pay:

(a)	Indemnified Amounts to the extent a final judgement of a court of competent jurisdiction considers that such Indemnified Amounts result from gross negligence or wilful misconduct on the part of the Indemnified Party seeking indemnification;

(b)	Indemnified Amounts to the extent the same constitute losses solely by reason of the Serviced Receivables being uncollectible on account of the insolvency, bankruptcy or

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lack of creditworthiness of the related Obligor (as distinguished from losses resulting from any representation, warranty or covenant made by the Originators where applicable hereunder not being entirely accurate or fully complied with);

(c)	taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party; or

(d)	except with respect to any claim arising out of the willful misconduct or negligence of the Originators and/or Servicers, Indemnified Amounts constituting indirect and unforeseeable (dommage imprévisible) damages.

9.3	Indemnity to the Beneficiary

Without limiting any other right which the Beneficiary may have hereunder or under applicable law, the Servicers hereby agree to indemnify the Beneficiary from and against any loss or expense sustained by the Beneficiary as a result of non-payment, in total or partially, of an indemnity by the Credit Insurance Company (and non-distribution of such indemnity to the Beneficiary) due to a breach by the Servicers of their servicing obligations hereunder, except in case of fraud, wilful misconduct or negligence on behalf of the Beneficiary.

10.	LIMITED RECOURSE

The Servicers agree that their recourse for the payment or repayment of any obligations owing to them by the Purchaser under this Agreement and the transactions contemplated hereby or thereby shall in all events be limited to Total Collections which are available for payments of such amounts in accordance with the provisions of Clause 19 to the Receivables Purchase Agreement.

11.	COMMUNICATIONS

Any notification or communication under this Agreement will be addressed to the other Party in the following manner:

Any change to the data relating to the Servicers, the Originators, the Transaction Administrator, the Purchaser or the Beneficiary mentioned above will only take effect on the 5th day following the dispatch by post of a registered letter containing the change.

Unless otherwise specified in this Agreement, all notifications or communications will be effected by registered mail, express courier, fax or, to the extent permitted under any applicable law, email. These notifications and communications will be deemed to have been made on the date (i) of their delivery by post in the case of a registered letter, or (ii) indicated on the document established by the fax and confirming the dispatch.

12.	SET-OFF RIGHT FOR ING LUXEMBOURG S.A.

Without prejudice to any other right remedy which ING Luxembourg S.A. may have in its commercial relationship with the Servicers, ING Luxembourg S.A. shall at any time including in case of insolvency have the right to exercise or claim any right of set-off (schuldvergelijking / compensation) or lien or consolidate accounts in respect of any and all claims it may have against the Servicers against any and all amounts owing by ING Luxembourg S.A. to the Servicers from time to time, irrespective of their due date.

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13.	ABSENCE OF REVOCATION

If a Party abstains from invoking a violation by the other Party of one of the provisions of this Agreement or a failure to comply with one of its obligations, this may in no way be construed as a revocation of the right to invoke subsequently such violation or failure or any other violations or failures that may arise under this Agreement. Likewise, failure to exercise a right arising under this Agreement may in no way be construed as a revocation to use this right in the future.

14.	ASSIGNMENT

Without prejudice to Clause 3.3, the Servicers shall not be entitled to assign or transfer all or any of their rights or obligations under the Agreement at any time except with the prior written consent of the Transaction Administrator and the Purchaser. ING Luxembourg S.A. and the Transaction Administrator shall be entitled to assign or transfer, wholly or partially, their respective rights, interest in or title to the Agreement within the ING Group, without any requirement for the consent of any Servicers. The assignment and transfer of its rights, interest and title in the Agreement to any person or entity not belonging to the ING Group is subject to the prior written consent of the Parent, such consent not to unreasonably be withheld.

15.	CONFIDENTIALITY

The Parties agree that Clause 25 of the Receivables Purchase Agreement shall apply to this Agreement mutatis mutandis.

16.	AMENDMENTS

16.1	No amendment to this Agreement will be effective unless made in writing and signed by the Parties to this Agreement.

16.2	Notwithstanding Clause 16.1 above, amendments to Schedule 2 of this Agreement reflecting minor technical adjustments will be effective if proposed by email and explicitly approved by the Parties to this Agreement by replying to this email.

17.	SEVERABILITY

If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

18.	COUNTERPARTS

This Agreement may be signed (manually or by facsimile) and delivered in one or more counterparts, all of which, taken together, shall constitute one and the same document.

19.	ELECTION OF DOMICILE (WOONSTKEUZE / ÉLECTION DE DOMICILE)

Without prejudice to any other mode of service allowed under any relevant law, each Originator:

(a)	irrevocably elects domicile at the offices of bailiff Philippe Mormal, having its offices at Avenue du Bois de la Cambre 212, 1050 Brussels in relation to any proceedings before the Belgian courts or any other legal action in connection with any Transaction Document; and

(b)	agrees that failure by bailiff Philippe Mormal to notify the relevant Originator of the process will not invalidate the proceedings concerned.

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20.	APPLICABLE LAW

20.1	This Agreement and any non-contractual obligations arising out or in connection with this Agreement shall be governed by, and construed in accordance with, the laws of Belgium.

20.2	The Parties agree that the courts of Brussels, Belgium are (subject to Clause 20.3) to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement (a “Dispute”)) and for such purpose the Parties irrevocably submit to the jurisdiction of the courts of Belgium.

20.3	The agreement contained in Clause 20.2 is included for the benefit of ING Luxembourg only. Accordingly, notwithstanding the exclusive agreement in Clause 20.2 and to the extent allowed by law, ING Luxembourg shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, ING Luxembourg may take concurrent proceedings in any number of jurisdictions.

20.4	Each of the Parties irrevocably waives any objections to the jurisdiction of any court referred to in the UNIDROIT Convention of 28 May 1988 on International Factoring.

20.5	Should Clause 20.3 be or become illegal, invalid or unenforceable, this shall not affect the legality, validity or enforceability of Clause 20.2.

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SCHEDULE 1

[RESERVED]

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SCHEDULE 2

TEMPLATE REPORT

Portfolio Name	Originator
Periods	Period
Rollforward
Opening Balance of Purchased Portfolio
Gross Sales
Gross Dilution
Cash Received
Write Offs
Closing Balance of Purchased Portfolio
Bonus Rollforward
Credit Notes Issued to Pay Bonuses (contractual Dilutions)
Dilution
False Dilution

Off-set Amount and Insurance

Off-Set Amount
Credit Insurance Cap
Introduced Claims
Available Cap

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Periods	Period
Agregation
Current
0 - 30
31 - 60
61 - 90
91 - 120
121 - 150
151 - 180
more…

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Periods
Top 5 Concentration	Outstanding	Credit Limit
X
Y
Z
…
SUM

Obligors with Rating	Outstanding	Limit
X
Y
Z
…
SUM

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SCHEDULE 3

FORM OF SPECIAL POWER OF ATTORNEY

Italian version

PROCURA SPECIALE

[●], società costituita ai sensi della legge [●], con capitale sociale pari ad Euro [●], con sede legale in [●], iscritta presso [●], [●] (l’“Acquirente” e il “Beneficiario”), in persona di [●], in qualità di [●], [●], con la presente

CONFERISCE

ai sensi dell’articolo 3.6 del contratto denominato “servicing agreement” (il “Contratto di Servicing”) sottoscritto il [●] 2015 tra, inter alios, 1’Acquirente e MAUSER ITALIA S.P.A., società costituita ai sensi della legge italiana [●], con capitale sociale pari ad Euro [●], con sede legale in [●], iscritta presso [●], [●] (il “Servicer Italiano”), al Servicer Italiano

PROCURA SPECIALE

affinché il Servicer Italiano possa, in nome e per conto dell’Acquirente, compiere le attività di cui agli articoli 2 e 3 del Contratto di Servicing ivi incluse, senza limitazione, quanto segue:

(a)	servizio, riscossione, monitoraggio ed amministrazione di tutti i Serviced Receivables italiani (come definiti nel Contratto di Servicing);

(b)	gestione dei Serviced Receivables italiani e dei Credit Insurance Contracts (come definiti nel contratto denominato “receivables purchase agreement” sottoscritto il [●] tra, inter alios, 1’Acquirente ed il Servicer Italiano (l’“RPA”)) con la prudenza di cui alle Credit and Collection Policies (come definite nell’RPA) e con la cura del titolare dei Serviced Receivables e/o dei crediti assicurati ai sensi dei Credit Insurance Contracts, fatta eccezione per quelle azioni che comportano la violazione da parte del Servicer Italiano dei termini e delle condizioni dei Credit Insurance Contracts e fermo restando che le modifiche sostanziali alle Credit and Collection Policies dovranno tuttavia essere espressamente approvate dall’Acquirente;

(c)	gestione degli Associated Rights (come definiti nell’RPA) relativi ai Serviced Receivables italiani e ai Credit Insurance Contracts;

(d)	compimento di qualsivoglia azione necessaria (i) a preservare i diritti del Beneficiario ai sensi dei Credit Insurance Contracts e (ii) ad assicurare che ogni perdita sofferta in relazione ai Serviced Receivables italiani nei confronti dei relativi relevant Obligors (come definiti nell’RPA) sia indennizzata dalla relativa Credit Insurance Company (come definita nell’RPA) ai sensi del relativo Credit Insurance Contract;

(e)	subordinatamente a quanto previsto dall’articolo 6.1 del Contratto di Servicing, senza pregiudizio per i termini e le condizioni di cui ai Credit Insurance Contracts, (i) compimento, a proprie spese, della riscossione degli importi dovuti dai relativi Obligors ai sensi delle Credit and Collection Policies e in particolare (ma senza pregiudizio per quanto precede) l’avvio di azioni giudiziarie, anche esecutive, relative al recupero di quanto dovuto dai relativi Obligors e ai sensi delle Credit and Collection Policies e (ii) nei limiti consentiti dalla legge applicabile, chiamata in giudizio i relativi Obligors davanti a qualsivoglia tribunale o, se applicabile, davanti qualsivoglia collegio arbitrale concordato;

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(f)	subordinatamente a quanto previsto dall’articolo 6.1 del Contratto di Servicing, compimento, a proprie spese, della riscossione degli importi dovuti dalle Credit Insurance Companies ai sensi dei Credit Insurance Contracts e avvio di ragionevoli azioni giudiziarie (che abbiano una credibile possibilità di successo) in relazione al recupero degli importi dovuti da ciascuna di tali Credit Insurance Company;

(g)	inviare, tramite email o fax, al Transaction Administrator (come definito nell’ RPA): (i) non oltre le ore 10:00 a.m. ora di Bruxelles di ogni Transmission Date (come definita nell’ RPA), il Template Report (come definito nell’ RPA) nella forma prevista nell’Allegato 2 del Contratto di Servicing; (ii) non oltre le 10 a.m. ora di Bruxelles di ogni Transmission Date, la lista delle fatture rappresentanti tutti i Purchased Receivables (come definiti nell’ RPA) acquistati nel corso del Calculation Period (come definito nell’ RPA) immediatamente precedente insieme a una lista dettagliata e storica dei Purchased Receivables esigibili l’ultimo giorno immediatamente precedente al Calculation Period; e (iii) non oltre le 10 a.m. ora di Bruxelles di ogni Collection Transfer Date (come definita nell’ RPA), un resoconto settimanale in modo tale che il Transaction Administrator sia in grado di effettuare i calcoli di cui all’articolo 12.3 dell’RPA;

(h)	(i) assicurare che ciascun Serviced Receivable italiano possa essere identificato come tale in qualsiasi momento nei libri dell’Originator Italiano, e (ii) conservare per conto del Purchaser qualsiasi documento che tenga separati i Serviced Receivables italiani da tutti gli altri documenti relativi ad altri crediti, con la medesima diligenza che verrebbe impiegata dall’Originator Italiano nel caso in cui i Serviced Receivables italiani fossero rimasti di sua titolarità;

(i)	permettere al Transaction Administrator di esaminare i registri ed gli altri documenti che evidenzino i Serviced Receivables italiani in conformità con quanto previsto dall’ RPA;

(j)	fornitura al Transaction Administrator, a prima richiesta, di qualsiasi informazione disponibile sul Servicer Italiano in relazione agli importi dei sotto-conti dei Current Accounts (come definiti nell’RPA) di cui all’articolo 11 dell’RPA;

(k)	fornitura al Transaction Administrator di tutte le informazioni e le relazioni necessarie per il calcolo degli importi da registrare nei Current Accounts e indicati all’articolo 11 dell’ RPA, sotto la voce “information supplied by the Master Servicer”, e qualsiasi altra informazione che il Transaction Administrator possa ragionevolmente richiedere al fine di effettuare i calcoli relativi ai Current Accounts o che sia indicata ai sensi della clausola 12 dell’RPA;

(1)	non appena venutone a conoscenza, informare il Transaction Administrator del caso in cui qualsiasi degli Obligors, i cui crediti sono stati ceduti al Purchaser, sia soggetto a qualsiasi ipotesi di Insolvenza (così come definito nell’ RPA). In tal caso, il Servicer Italiano dovrà preparare una dichiarazione dell’Outstanding Nominal Value (come definito nell’ RPA) dei crediti dovuti da tale Obligor all’ Originator Italiano ed inviarlo, in nome e per conto del Purchaser, al curatore fallimentare, al liquidatore, o al competente organo della relativa proceduta, ove nominati; il Servicer Italiano dovrà inviare copia di tale dichiarazione anche al Purchaser ed al Transaction Administrator nonchè effettuare tutti i necessari adempimenti richiesti ai sensi della legge fallimentare applicabile;

(m)	senza pregiudizio per l’articolo 5.6 dell’RPA, intraprendere tutte le azioni necessarie per recuperare 1’IVA e per pagarla all’Acquirente;

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(n)	tenuta dei registri a fini fiscali, inclusi i fini IVA;

(o)	tenuta dei registri relativi ai Serviced Receivables italiani;

(p)	assistenza ai sindaci dell’Acquirente e fornitura ad essi di informazioni su loro richiesta relative alle questioni concernenti il Program (come definito) nell’RPA); e

(q)	assistenza all’Acquirente nell’esercizio dei diritti e rimedi spettanti allo stesso ai sensi dei e in relazione ai Credit Insurance Contracts e compimento, senza ritardo, di ogni ragionevole azione richiesta in tal senso dall’Acquirente.

I poteri qui conferiti al Servicer Italiano devono considerarsi quali poteri di carattere generale, senza alcuna limitazione. Il Servicer italiano è espressamente autorizzato a sottoscrivere tutti i documenti ed atti e/o contratti anche in caso di conflitto di interesse (ai sensi dell’art. 1394 del codice civile) e con se stesso (ai sensi dell’art. 1395 del codice civile).

Il Servicer Italiano potrà delegare a terzi il compimento delle attività ad esso delegate ai sensi della presente procura speciale nel rispetto di quanto previsto dall’art. 3.3 del Contratto di Servicing.

La presente procura speciale cesserà di essere efficace alla data in cui il Contratto di Servicing, per qualsivoglia ragione, cessi di essere efficace, in conformità con quanto previsto dal Contratto di Servicing.

La presente procura speciale è retta dal diritto italiano.

[LUOGO], [DATA]

[●]

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English courtesy translation

SPECIAL POWER OF ATTORNEY

[●], a company incorporated under the laws of [●], with share capital equal to Euro [●], with legal seat in [●], registered with [●], [●] (the “Purchaser” and the “Beneficiary”), acting through Mr. [●], in his/her capacity as [●], [●],

HEREBY GRANTS

pursuant to clause 3.6 of the servicing agreement (the “Servicing Agreement”) entered into on [●] 2015 among, inter alios, the Purchaser and MAUSER ITALIA S.P.A., a company incorporated under the laws of Italy, with share capital equal to Euro [●], with legal seat in [●], registered with [●], [●] (the “Italian Servicer”), to the Italian Servicer a

SPECIAL POWER OF ATTORNEY

so that the Italian Servicer may carry out, in the name and on behalf of the Purchaser, the activities set out in clause 2 and 3 of the Servicing Agreement and shall, including, without limitation, in the name and on behalf of the Purchaser:

(a)	service, collect, monitor and administer all Italian Serviced Receivables (as defined in the Servicing Agreement);

(b)	manage the Serviced Receivables and the Credit Insurance Contracts (as defined in the receivables purchase agreement dated [●] 2015 and entered into between, inter alios, the Purchaser and the Italian Servicer (the “RPA”)) as prudent servicers in accordance with the Credit and Collection Policies (as defined in the RPA) and with the same care as if they were the owner of the Serviced Receivables and/or the insured claims under the Credit Insurance Contracts, except where such action would cause the Italian Servicer to be in breach of the terms and conditions of the Credit Insurance Contracts; any material change by the Italian Servicer in such Credit and Collection Policies shall be submitted to the Purchaser for approval which cannot be unreasonably be withheld;

(c)	administer the Associated Rights (as defined in the RPA) linked to the Italian Serviced Receivables and the Credit Insurance Contracts;

(d)	take all actions necessary (i) to preserve the Beneficiary’s rights under the Credit Insurance Contracts and (ii) to ensure that any loss incurred in respect of Italian Serviced Receivables towards relevant Obligors (as defined in the RPA) is indemnified by the concerned Credit Insurance Company in accordance with the terms of the Credit Insurance Contract;

(e)	subject to Clause 6.1 of the Servicing Agreement, without prejudice to the terms and conditions of the Credit Insurance Contracts, (i) endeavour at its own expense to recover amounts due from relevant Obligors in accordance with the Credit and Collection Policies and in particular (but without prejudice to the generality of the foregoing) exercise all enforcement measures concerning amounts due from relevant Obligors in accordance with the Credit and Collection Policies and (ii) to the extent permitted by any applicable law, sue relevant Obligors in any court or in any competent jurisdiction or, if applicable, before any agreed arbitration panel;

(f)	subject to Clause 6.1 of the Servicing Agreement, endeavour at its own expense to recover amounts due from the Credit Insurance Companies under Credit Insurance Contracts and exercise all reasonable and useful enforcement measures with credible chances of success concerning amounts due from any such Credit Insurance Company;

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(g)	deliver by email or by fax to the Transaction Administrator: (i) not later than 10 a.m. Brussels time on each Transmission Date, the Template Report in the form of Schedule 2 of the Servicing Agreement; (ii) not later than 10 a.m. Brussels time on each Transmission Date, the list of invoices representing all the Purchased Receivables purchased during the immediately preceding Calculation Period together with the detailed and the ageing list of all Purchased Receivables outstanding at the last day of the immediately preceding Calculation Period; and (iii) not later than 10 a.m. Brussels time on each Collection Transfer Date, a weekly report so that the Transaction Administrator can make the calculations in accordance with Clause 12.3 of the Receivables Purchase Agreement;

(h)	(i) ensure that each Italian Serviced Receivable can at all times be identified as such in the books of the Italian Originator, and (ii) keep for account of the Purchaser any documents evidencing the Italian Serviced Receivables separate from all other documents relating to other receivables, all with the same care as if the Italian Serviced Receivables had remained in the ownership of the Italian Originator;

(i)	allow the Transaction Administrator to examine all Records and other documents evidencing the Italian Serviced Receivables in accordance with the provisions of the RPA;

(j)	provide to the Transaction Administrator upon its first request any information available to the Italian Servicer relating to the amounts of the subheadings of the Current Accounts (as defined in the RPA) as referred to in Clause 11 of the RPA;

(k)	provide the Transaction Administrator with all information and reports necessary for the calculation of the amounts to be entered in the Current Accounts and shown in clause 11 of the RPA with the caption “information supplied by the Master Servicer” and such other information as the Transaction Administrator may reasonably require to perform any calculations in respect of the Current Accounts or as referred to in clause 12 of the RPA;

(1)	notify to the Transaction Administrator if any of the relevant Obligors whose receivables have been assigned to the Purchaser is subject to any Insolvency (as defined in the RPA) event as soon as it becomes aware of the occurrence thereof. In such a case, the Italian Servicer will prepare the statement of Outstanding Nominal Value (as defined in the RPA) of receivables due by such Obligor to the Italian Originator and send it, if appointed, to the trustee in bankruptcy, liquidator or similar officer in the name and for the account of the Purchaser, and a copy thereof to the latter and the Transaction Administrator and make all necessary filings as required under applicable insolvency law;

(m)	without prejudice to Clause 5.6 of the RPA, take the necessary actions to recover the value added tax and to pay it to the Purchaser if and when it is conclusively recovered in case of partial or total loss of one of the Italian Serviced Receivables;

(n)	keep records for all taxation purposes, including for the purposes of value added tax;

(o)	hold all records relating to the Italian Serviced Receivables;

(p)	assist the Purchaser’s auditors and provide information to them upon request with respect to matters relating to the Program (as defined in the RPA); and

(q)	assist the Purchaser in exercising all rights and remedies under and in connection with the Credit Insurance Contracts and take without any delay any reasonable measures required in that respect by the Purchaser.

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It is specified that the powers conferred upon the Italian Servicer are to be considered only as a general indication and without limitation. The Italian Servicer is expressly authorized to execute all documents and related deeds and/or agreements to be executed, delivered and perfected by it hereunder also pursuant to Article 1394 (conflict of interest) and 1395 (self-dealing) of the Italian Civil Code.

It is understood that the Italian Servicer is entitled to sub-delegate to third parties the aforementioned activities pursuant to Clause 3.3 of the Servicing Agreement.

This special power of attorney will cease to be effective on the date on which the Servicing Agreement, for any reason, ceases to be effective, pursuant to the terms and conditions set out in the Servicing Agreement.

This special power of attorney is governed by Italian Law.

[PLACE], [DATE]

[●]

[to be notarized (and apostilled, if necessary)]

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SIGNATURES

ING LUXEMBOURG S.A.
as Purchaser, Transaction Administrator or Beneficiary

/s/ Raphaël XIOL		/s/ Yves Verhulat

Name:	Raphaël XIOL	Name:	Yves Verhulat

Title:	Manager Corporate Clients & Real Estate	Title:	Manager Wholesale Banking Clients Corporate & Institutional Banking

MAUSER-WERKE GMBH
as Master Servicer, German Originator 1 and German Servicer 1

/s/ Björn Kreiter		/s/ Dr. Martin Seiling

Name:	Björn Kreiter	Name:	Dr. Martin Seiling

Title:	Managing Director (Geschäftsführer)	Title:	Proxy Holder (Prokurist)

NCG BUCHTENKIRCHEN GMBH
as German Originator 2 and German Servicer 2

/s/ Ernest van den Boogerd		/s/ Dr. Martin Seiling

Name:	Ernest van den Boogerd	Name:	Dr. Martin Seiling

Title:	Managing Director (Geschäftsführer)	Title:	Proxy Holder (Prokurist)

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MAUSER BENELUX B.V.
as Dutch Originator and Dutch Servicer

/s/ Ernest van den Boogerd

Name:	Ernest van den Boogerd

Title:	Managing Director

MAUSER UK LIMITED
as English Originator and English Servicer

/s/ Dr. Jürgen Scherer

Name:	Dr. Jürgen Scherer

Title:	Director

MAUSER FRANCE S.A.S.
as French Originator and French Servicer

/s/ Dr. Jürgen Scherer

Name:	Dr. Jürgen Scherer

Title:	Managing Director (Président)

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MAUSER ITALIA S.P.A.
as Italian Originator and Italian Servicer

/s/ Dr. Jürgen Scherer

Name:	Dr. Jürgen Scherer

Title:	Chairman of the Board of Directors (Presidente del Consiglio di Amministrazione)

MAUSER CANADA LTD.
as Canadian Originator and Canadian Servicer

/s/ Hans-Peter Schäfer

Name:	Hans-Peter Schäfer

Title:	Director

MAUSER USA, LLC
as US Servicer 1

/s/ Björn Kreiter

Name:	Björn Kreiter

Title:	Chief Financial Officer

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NATIONAL CONTAINER GROUP, LLC
as US Servicer 2

/s/ Björn Kreiter

Name:	Björn Kreiter

Title:	Chief Financial Officer

MAUSER USA FINANCE, LLC
as US Originator 1

/s/ Kay Swanda

Name:	Kay Swanda

Title:	President

NATIONAL CONTAINER GROUP FINANCE LLC
as US Originator 2

/s/ Kay Swanda

Name:	Kay Swanda

Title:	President